EXHIBIT 99.1

DATE:	April 21, 2006

TO:	All Media

FROM:	Standard Management 10689 N. Pennsylvania Street Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry Investor Relations Phone: 317-574-5221

Standard Management Receives Nasdaq Notification
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ:SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to long-term care and infusion therapy patients, today announced that it received a letter dated April 18, 2006 from the Listing Qualifications Department of The Nasdaq Stock Market notifying the Company that, based on the Staff’s review of the Company’s recently filed Annual Report on Form 10-K, the Company’s stockholders’ equity was below the level of stockholders’ equity required for continued listing pursuant to Nasdaq Marketplace Rule 4450(a)(3). In its letter, the Staff requested that the Company provide it, not later than May 3, 2006, with a specific plan to achieve and sustain compliance with all Nasdaq National Market listing requirements. Upon review of such plan, if the Staff determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, the Staff will notify the Company that its securities will be delisted.
The Company intends to submit the requested plan, in which it intends to outline several previously reported initiatives that should allow the Company to regain compliance. These initiatives include, among others, the successful raising of additional debt and equity capital, an exchange offer for all or a portion of the Company's trust preferred securities and the signing of definitive agreements and letters of intent to acquire profitable pharmacy businesses. thresholds.
Standard Management provides pharmaceuticals to long-term care facilities and currently operates regional pharmacies in Seattle, Washington; Nashville, Tennessee; New Castle, Indiana; and Indianapolis, Indiana.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, actions the Company may take in order to regain compliance with the listing requirements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, general market and economic conditions and other factors, including our operating performance and overall stock market performance.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, Indiana. Information about the Company can be obtained by calling the Investor Relations Department at (317) 574-5221 or via the Internet at www.SMAN.com.